Exhibit 5.1

5th Floor 10 Fort William Place PO Box 5939 St. John’s NL Canada A1C 5X4 Tel +1 (709) 722 8735 | Fax +1 (709) 722 1763

Our File:  152098

January 27, 2017

Fortis Inc.

Springdale Street

St. John’s, Newfoundland and Labrador

Canada A1E 0E4

Re:                             SEC Form S-8 Registration Statement

We have acted as counsel in the Province of Newfoundland and Labrador to Fortis Inc. (“Fortis” or the “Corporation”), a corporation continued under the Corporations Act (Newfoundland and Labrador), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of 600,000 common shares of the Corporation (the “Shares”), issuable under the Corporation’s Amended and Restated 2012 Employee Share Purchase Plan (the “Plan”).  The opinion set forth herein is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

We have not assisted in the preparation or adoption of the Plan or the Registration Statement.  We have examined and relied on such corporate records of the Corporation, such certificates of officers of the Corporation, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed below.  In all such investigations we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or facsimiles and the authenticity of the originals of such documents and facsimiles.  We also have assumed that the issuance of Shares of the Corporation purchased under the Plan have been or will be, as the case may be, (a) approved by all necessary corporate action, and (b) effected in accordance with the terms of the Plan.

The opinions expressed below are limited to the laws of the Province of Newfoundland and Labrador and the federal laws of Canada applicable in that province (“Applicable Law”).

Based and relying upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in compliance with all of the terms of the Plan (including the payment of the purchase price or exercise price for such common shares, as applicable), the Shares will be validly issued and outstanding as fully paid and non-assessable common shares in the capital of the Corporation.

The opinion set forth herein is limited to Applicable Law and we express no opinion with respect to any other laws.

The opinion set forth herein is rendered solely for the Corporation’s benefit in connection with the Registration Statement and may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

We hereby consent to the use of this letter as an exhibit to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ McInnes Cooper